Exhibit 10.1

ACCURIDE CORPORATION

KEY EXECUTIVE INCENTIVE PLAN

I.                                         PLAN OBJECTIVE

The Accuride Corporation Key Executive Plan (the “Plan”) is designed to incentivize eligible management employees of Debtors to optimize the Debtors emergence from their Cases by: (i) maximizing Liquidity, and (ii) facilitating an early Emergence.

II.                                     DEFINITIONS

Capitalized terms are otherwise defined in the Plan, however, the following defined terms shall have the following meanings:

(a)                                  “Accuride” — means Accuride Corporation.

(b)                                 “Cases” — means the Debtors cases under chapter 11 of the U.S. Bankruptcy Code.

(c)                                  “Debtors” — means Accuride Corporation and each of its subsidiaries who have filed for protection under chapter 11 of the U.S. Bankruptcy Code.

(d)                                 “Disability” — means a physical or mental impairment of a Participant which would qualify Participant for long term disability benefits under the Participant’s employer’s long term disability plan.

(e)                                  “Emergence” — the date the Cases are discharged by the Bankruptcy Court.

(f)                                    “Liquidity” — means at Emergence, cash and cash equivalents (excluding any cash used to collateralize any letter of credit), held by the Debtors and their consolidated subsidiaries, adjusted as provided by Section 7(b)(iii) of the Accuride Corporation Convertible Notes Commitment Agreement dated October 7, 2009, less (i) the dollar value of the excess of Accuride’s consolidated days payable outstanding over forty days as of the end of the calendar month prior to Emergence, less (ii) the amount that the cumulative capital expenditures from October 1, 2009 through the date of Emergence are less than 75% of  Accuride’s budgeted capital expenditures for such period as set forth in the budget accompanying Accuride’s post-petition financing facility.

(g)                                 “New Accuride” means the post-Emergence newly reorganized Accuride.

(h)                                 “Threshold Liquidity” — means Liquidity of $56,000,000 at Emergence plus two times the amount of the Plan Pool as determined under Section IV.

III.                                 ELIGIBLE EMPLOYEES

The employees of the Debtors set forth on Exhibit A (the “Participants”) shall be entitled to participate in the Plan.

IV.                                PLAN POOL

The amounts to be paid under the Plan (the “Plan Pool”) shall be based upon two components:  (a) attainment of Threshold Liquidity at Emergence; and (b) the date of Emergence.  No amounts will be paid under the Plan unless Threshold Liquidity is obtained at Emergence, or if Emergence is after May 31, 2010.  The amount of the Plan Pool shall be calculated according to the following schedule:

Date of Emergence	Plan Pool

On or prior to February 28, 2010	$4.41 million

After February 28, 2010 but on or prior to March 31, 2010	$3.59 million

After March 31, 2010 but on or prior to April 30, 2010	$3.23 million

After April 30, 2010 but on or prior to May 31, 2010	$2.42 million

After May 31, 2010	$0

V.                                    PLAN PAYMENTS

Each Participant shall be eligible to earn the percentage of the Plan Pool as set forth opposite his or her name on Exhibit A (the Participant’s “Award”).  The Chief Executive Officer of Accuride may reduce a Participant’s Award, including to zero, in the event that the Chief Executive Officer determines, in his sole discretion that the Participant’s performance does not merit payment of the Award; provided that the Chief Executive Officer shall report any such reduction to the Chairman of the Committee.   Each Participant’s Award (as may be adjusted) shall be paid on the next regularly scheduled payroll following the date of Emergence.  Each Participant’s Award shall be payable in cash; provided, however, if New Accuride has entered into employment agreements with the Chief Executive Officer or the Chief Financial Officer, whereby they continue in their positions with New Accuride, then their Awards shall be payable in the form of common equity of New Accuride, with a fair market value equal to the Award payable.  If a Participant forfeits his or her Award, his or her Award shall be returned to Accuride.

VI.                                FORFEITURE OF AWARDS

(a)                                  Awards under the Plan are offered as discretionary incentive amounts.

(b)                                 Each Participant must be employed by a Debtor on the date of Emergence in order to be eligible for payment of his or her Award, unless such termination is due to death or Disability.

(c)                                  If a Participant’s employment is terminated due to death or Disability prior to Emergence, then subject to the provisions of this paragraph (c) such Participant will be entitled to a pro rata portion of the Award he or she would have received if the Participant had remained employed through the date of Emergence.  A Participant shall be entitled to payment of his or her Award under this paragraph in calendar year 2010.  Any such pro rata Award shall be determined based on the number of days such Participant was employed with the Debtors out of the total number of days elapsed from October 8, 2009 through Emergence.

(d)                                 No Award shall be payable if the Participant terminates employment for any reason other than death or Disability prior to Emergence.

VII.                            FURTHER ACTIONS

As a condition to each Participant’s eligibility to participate in the Plan, such Participant shall agree to take such further actions as are reasonably requested by the Debtors to assist the Debtors in the conduct of their Cases.

VIII.                        RIGHTS OF PARTICIPANTS

(a)                                  Neither the Plan, nor the adoption or operation of the Plan, nor any documents describing or referring to the Plan (or any part hereof) shall confer upon any Participant any right to continue in the employ of any Debtor or shall interfere with or restrict in any way the rights of a Debtor, which are hereby expressly reserved, to discharge any Participant at any time for any reason whatsoever, with or without cause.

(b)                                 No Participant shall have any interest in the cash or any other asset of the Debtors prior to such amount being paid.

(c)                                  No right or interest of any Participant shall be assignable or transferable, or subject to any claims of any creditor or subject to any lien.

IX.                                TAXES

All payments made pursuant to the Plan shall be subject to standard withholding and deductions.

X.                                    SEVERABILITY

If any provision of the Plan is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of the Plan and the provision in question shall be modified as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible.  Any waiver of or breach of any of the terms of the Plan shall not operate or be construed as a waiver of any other breach of such terms or conditions or of any other terms and conditions, nor shall any failure to enforce any provision hereof operate or be construed as a waiver of such provision or of any other provision.

XI.                                CHOICE OF LAW AND VENUE

The Plan shall be governed by the laws of the State of Delaware, notwithstanding that State’s conflict of law provisions.  The Debtors and each of the Participants shall irrevocably and unconditionally consent to the exclusive jurisdiction of the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).  The Debtors and each Participant shall irrevocably and unconditionally waive any objection to the laying of venue of any action, suit, or proceeding arising out of or related to the Plan in the Bankruptcy Court and shall further irrevocably and unconditionally waive and agree not to plead or claim that any such action, suit or proceeding brought in the Bankruptcy Court has been brought in an inconvenient forum.

XII.                            AMENDMENT

This document constitutes the complete, final and exclusive embodiment of the terms and conditions of the Plan and may only be modified in writing signed by an authorized officer of Accuride, subject to approval of the Bankruptcy Court.

XIII.                        NO ASSIGNMENT — BENEFICIARIES

The rights of a Participant or any other person to any payment or other benefits under the Plan may not be assigned, transferred, pledged, or encumbered except by will or the laws of decent and distribution.  In the event of a Participant’s death prior to receipt of any payment to which the Participant otherwise would have been entitled under this Plan, payment shall be made to Participant’s beneficiaries and successors in interest under the laws of descent and distribution applicable to the Participant.

XIV.                       ADMINISTRATION

Except as expressly provided herein, the Plan shall be administered by the Compensation Committee of the Board of Directors of Accuride (the “Committee”).  The Committee shall have full power to construe and interpret the Plan, establish and amend rules and regulations for its administration, and perform all other acts relating to the Plan, including the delegation of administrative responsibilities, that it believes reasonable and proper and in conformity with the purposes of the Plan.  The Committee shall have the authority to determine:

(a)                                  whether the Threshold Liquidity is met at Emergence;

(b)                                 the amount of the Plan Pool;

(c)                                  Date of Emergence; and

(d)                                 whether a Participant has a Disability.

Any decision made, or action taken, by the Committee arising out of or in connection with the interpretation and/or administration of the Plan shall be final, conclusive and binding on all persons affected thereby.